                                                                    EXHIBIT 10.1


             BACKWEB TECHNOLOGIES LTD. (THE "COMPANY" OR "BACKWEB")
              SUMMARY OF 1996 ISRAELI EMPLOYEES STOCK OPTION PLAN

In 1996 the company's Board of Directors adopted an Employee Stock Option Plan (the "Plan"). The Plan is divided into two separate Plans. The first plan -- adopted pursuant to Section 102 of the Israeli Income Tax Ordinance (the "Ordinance"), and the second -- adopted pursuant to Section 3(9) of the Ordinance ("Plan-I" and "Plan II", respectively).

According to the Plan I the company may grant its employees, for no consideration, non transferable options to purchase same number of common stock of the company, nominal value NIS 0.01 (which number shall be adjusted for bonus shares). Such options regularly vest in four equal installments over a four year period, at an exercise price determined by the Board of Directors from time to time, and are subject to a lock up period of 24 months during which such options or any shares issued upon exercise are held by a trustee.

According to the Plan, each employee is required to sign an irrevocable proxy granting Naschitz Brandes & Co. the right to participate and vote on his/her behalf at all company shareholders meetings and general meetings. This proxy shall expire upon the earlier of (i) a consummation of an IPO, or (ii) a merger and/or change in control and/or sale of the company to a third party.

The rights to options or shares which have not yet vested pursuant to Plan I shall expire in the event that the employee's employment in the company is terminated during the lock up period.

Plan II, intended for certain employees and consultants, has the same terms and conditions as Plan I (including but not limited to the proxy requirement), excluding the lock up period which shall be 12 months from the date of grant of each option.